Exhibit 10.22
FIRST AMENDMENT
TO SENIOR EXECUTIVE OFFICER SEVERANCE AGREEMENT
          This First Amendment (“Amendment”) to the Senior Executive Officer Severance Agreement (“Agreement”) dated as of March 26, 2007, between Teleflex Incorporated (the “Company”) and John B. Suddarth (“Executive”) is hereby made by the Company and Executive effective as of January 1, 2009.
Background Information
A.	The Company and Executive (collectively the “Parties”) desire to amend the Agreement to bring it into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the Treasury Regulations and other guidance issued thereunder.

B.	Section 18 of the Agreement authorizes the Parties to amend the Agreement in a written document executed by both Parties.
Amendment of the Agreement
          In consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:
1.	The definition of “Commencement Date” is amended by deleting the following from the end thereof:

“ provided that, if it shall be determined that earlier payment or provision of such compensation or benefits is permissible under Section 409A of the Code, ‘Commencement Date’ shall mean the earliest such permissible date.”

2.	The following new definition of “Disability” is added:

“’Disability’ shall mean Executive’s continuous illness, injury or incapacity for a period of six consecutive months.”

3.	The definition of “Insurance Benefit Period” is amended to provide that it is the period commencing on the “Termination Date” instead of the period commencing on the “Commencement Date.”

4.	The definition of “Termination Date” is amended by adding the following to the end thereof:

“, which date shall be the date Executive’s Termination of Employment occurs.”

5.	The definition of “Termination of Employment” is amended in its entirety to read as follows:

“’Termination of Employment’ means a cessation of Employment for any reason, other than a cessation occurring (i) by reason of Executive’s death or Disability or (ii) under circumstances which would entitle Executive to receive compensation and benefits pursuant to the Change in Control Agreement. Executive’s Termination of Employment for all purposes under this Agreement will be determined to have occurred in accordance with the ‘separation from service’ requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, and based on whether the facts and circumstances indicate that the Company and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Executive would perform after such date (as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or actuarial period of service, if less).”
6.	The first clause of Section 4(a) of the Agreement, “Cash Bonuses for Years Preceding the Year of Termination”, is amended in its entirety to read as follows:

“If any cash bonus pursuant to an Annual Incentive Plan in respect of a Performance Period which ended before the Year of Termination shall not have been paid to Executive on or before the Termination Date, the Company will pay Executive such bonus in the amount of Executive’s award earned for the Performance Period in the form of a single lump sum cash payment on the later of the 15th day following the Termination Date or the date that is 2-1/2 months following the end of the Performance Period;”

7.	Section 4(c) of the Agreement, “Payment of Annual Incentive Plan Award for Performance Period Not Completed Before the Termination Date”, is amended by adding the following to the end thereof:

“The amount to which Executive is entitled under this Section 4(c) shall be paid in the form of a single lump sum cash payment on the later of the Commencement Date or the date that is 2-1/2 months following the end of the Performance Period.”

8.	Section 4(d) of the Agreement, “Vehicle Allowance”, is amended in its entirety to read as follows:

“The Company shall pay Executive a monthly cash vehicle allowance during the Severance Compensation Period equal to what it would cost Executive to lease the vehicle utilized by Executive immediately prior to the Termination Date, calculated by assuming that the lease is a three (3) year closed-end lease. The Company shall pay Executive (i) a lump sum cash amount equal to seven times the monthly vehicle allowance on the Commencement Date; and (ii) a lump sum cash amount equal to the monthly vehicle allowance on the first day of each month thereafter for which the vehicle allowance is provided.”

9.	Section 4(e) of the Agreement, “Outplacement”, is amended by adding the following to the end thereof:

“The Company shall reimburse Executive within 15 days following the date on which the Company receives proof of payment of such expense, which proof must be submitted no later than December 1st of the calendar year after the calendar year in which the expense was incurred. Notwithstanding the foregoing, Executive shall only be entitled to reimbursement for those outplacement service costs incurred by Executive on or prior to the last day of the second year following the Termination Year.”
10.	Section 4(f) of the Agreement, “Health Care Coverage”, is amended in its entirety to read as follows:

“(f) Health Care Coverage. During the Health Care Continuation Period, the Company will provide health care coverage under the Company’s then-current health care Plan for Executive and Executive’s spouse and eligible dependents on the same basis as if Executive had continued to be employed during that period. If the continuation of coverage under the Company’s health care Plan for Executive and Executive’s spouse and eligible dependents results in a violation of Section 105(h) of the Code, the continuation of coverage will be on an after-tax basis with the portion of the monthly cost of coverage paid by the Company being additional taxable income. If the continuation of coverage under the Company’s health care Plan will be on an after-tax basis, the Company will pay Executive a lump sum cash payment on the last day of each applicable month during the Health Care Continuation Period so that Executive will be in the same position as if the continuation of coverage could have been provided on a pre-tax basis. The COBRA health care continuation coverage period under Section 4980B of the Code shall begin at the end of the Health Care Continuation Period. Notwithstanding the preceding, if Executive and Executive’s spouse and eligible dependents are not eligible to continue health care coverage under the Company’s health care Plan, the Company will reimburse Executive in cash on the last day of each month during the Health Care Continuation Period (or balance thereof) an amount based on the cost actually paid by Executive for that month to maintain health insurance coverage from commercial sources that is comparable to the health care coverage Executive last elected as an employee for Executive and Executive’s spouse and eligible dependents under the Company’s health care Plan covering Executive, where the net monthly reimbursement after taxes are withheld will equal the Company’s portion of the cost paid by the Executive for that month’s coverage determined in accordance with the Company’s policy then in effect for employee cost sharing, on substantially the same terms as would be applicable to an executive officer of the Company.”

11.	Section 4(g) of the Agreement, “Life and Accident Insurance”, is amended by renumbering clause (ii) as clause (iii) and adding the following new clause (ii):

“(ii) during the period from the Termination Date through the Commencement Date, Executive shall pay the entire cost of such life and accident insurance coverage, and”

12.	The Agreement is amended by adding the following new Section 4(h):

“(h) Taxable Benefits. Any taxable welfare benefits provided pursuant to this Section 4 that are not “disability pay” or “death benefits” within the meaning of Treasury Regulations Section 1.409A-1(a)(5) (collectively, the “Applicable Benefits”) shall be subject to the following requirements in order to comply with Code Section 409A. The amount of any Applicable Benefit provided during one taxable year shall not affect the amount of the Applicable Benefit provided in any other taxable year, except that with respect to any Applicable Benefit that consists of the reimbursement of expenses referred to in Code Section 105(b), a limitation may be imposed on the amount of such reimbursements over some or all of the applicable Severance Compensation Period, as described in Treasury Regulations Section 1.409A-3(i)(iv)(B). To the extent that any Applicable Benefit consists of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. No Applicable Benefit may be liquidated or exchanged for another benefit. If Executive is a “specified employee”, as defined in Code Section 409A, then during the period of six months immediately following Executive’s termination of employment, Executive shall be obligated to pay the Company the full cost for any Applicable Benefits that do not constitute health benefits of the type required to be provided under the health continuation coverage requirements of Code Section 4980B, and the Company shall reimburse Executive for any such payments on the first business day that is more than six months after the Termination Date.”
13.	Section 11 of the Agreement, “Enforcement”, is amended by adding the following to the end thereof:

“The Company shall reimburse Executive within 15 days following the date on which the Company receives proof of payment of such expense, which proof must be submitted no later than December 1 of the calendar year after the calendar year in which the expense was incurred. The amount of such expenses that the Company is obligated to pay in any given calendar year shall not affect the amount of such expenses that the Company is obligated to pay in any other calendar year, and Executive’s right to have the Company reimburse the payment of such expenses may not be liquidated or exchanged for any other benefit.”

14.	Section 18 of the Agreement, “Amendment or Modification”, is amended by added the following to the end thereof:

“It is the Parties’ intention that the benefits and rights to which Executive could become entitled in connection with Termination of Employment comply with Code Section 409A. If Executive or the Company believes, at any time, that any of such benefit or right does not so comply, he or it shall promptly advise the other party and shall negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (with the most limited economic effect on Executive and the Company).”

15.	Miscellaneous. Except as herein provided, the Agreement shall remain unchanged and in full force and effect. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, excluding any conflict or choice of law rules or principles that might otherwise refer to the substantive law of another jurisdiction for the construction, or determination of the validity or effect, of this Amendment.
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          IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this First Amendment to the Senior Executive Officer Severance Agreement on this 23rd day of December, 2008.

TELEFLEX INCORPORATED:		EXECUTIVE:

By:	/s/ Jeffrey P. Black	/s/ John B. Suddarth
Name:	Jeffrey P. Black	John B. Suddarth
Title:	Chairman, Chief Executive Officer
and President

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